                                                                 EXHIBIT 10.18C


                      SECOND AMENDMENT TO LICENSE AGREEMENT

         This Second Amendment to License Agreement (the "Second Amendment") is entered into as of the 26th day of March 1997, by and between Joseph R. Lakowicz, Ph.D., an individual having an address of 10037 Fox Den Road, Ellicott City, Maryland 21042 ("DR. LAKOWICZ") and SpectRx, Inc., a Delaware corporation having its principal office at 6025A Unity Drive, Norcross, Georgia 30071 ("SRX").

         WHEREAS, DR. LAKOWICZ and SRX entered into a License Agreement (the "Agreement") executed November 22, 1995, as amended by an Amendment of License Agreement dated November 28, 1995;

         WHEREAS, DR. LAKOWICZ and SRX desire to amend further the Agreement pursuant to paragraph 12.7 of its terms;

         NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration and the covenants and agreements contained herein, the parties hereto agree to amend the Agreement as follows:

         A.       By adding the following subparagraph (z) to paragraph 1.1:

                  (z) the patents, applications for patent, and invention disclosures listed in the Appendix A attached hereto and incorporated herein in its entirety by this reference, all patents which issue from the applications and invention disclosures listed in Appendix A, and all divisionals, continuations, reissues, extensions, and foreign counterparts of these applications and patents, and all utility models, design registrations or similar rights corresponding thereto.

         B. By deleting paragraph 1.2 in its entirety and substituting the following therefor:

                  1.2 "Licensed Technology" means the Licensed Patents and all designs, technical information, know-how, knowledge, data, specifications, test results and other information (including designs, technical information, know-how, knowledge, data, specifications, test results and other information previously disclosed to SRX) relating to medical applications and to DNA Diagnostics (as hereinafter defined) under the Licensed Patents.

         C. By deleting paragraph 1.6 in its entirety and substituting the following therefor:

                  1.6 "Affiliate" means an entity of which SRX has at least twenty (20) percent ownership, or an entity having at least twenty (20) percent ownership of SRX; provided, however, that FluoRx, Inc. ("FRX") shall at all times be an Affiliate of SRX.

         D.       By adding the following paragraph 1.10:

                  1.10 "Up-Front License Payment" means any payment actually made to SRX or an Affiliate by a non-Affiliate sublicensee of Licensed Technology in consideration of the grant of the sublicense and whose value is not determined with reference to any manufacture, sale, or use of any Licensed Product; the amount of any such Up-Front License Payment shall exclude (a) any funds paid to SRX or an Affiliate by such non-Affiliate sublicensee for development of the Licensed Technology, provided such funds are actually used by SRX or an Affiliate for such development or as reimbursement of funds previously used for such development, and (b) any payment by such non-Affiliate sublicensee for purchase of equity in SRX or any Affiliate, except to the extent such payment exceeds the fair market value of such equity, such fair market value for any publicly held company to be determined by reference to the published share price of such company at the time specified in the purchase agreement and for any privately held company to be not less than the value of the equivalent shares for the then most recent equity financing of such company.

         E.       By adding the following paragraph 1.11:

                  1.11 "DNA Diagnostics" means any diagnostic system that involves genetic codes, including (but not limited to) diagnostic systems that measure some property of material or tissue related to any genetic code (such as DNA, RNA, etc.) or use some part of a genetic code to measure some property of material or tissue.

         F. By deleting paragraph 2.2 in its entirety and substituting the following therefor:

                  2.2 Sublicenses. SRX and its Affiliates, at its or their discretion, shall have the right to grant sublicenses under this Agreement.

         G. By deleting paragraph 3.3 in its entirety and substituting the following therefor:

                  3.3 Calculation of Royalty Payments. For a particular calendar quarter, the royalty payment due pursuant to paragraph 3.2 shall be the sum of (a) three (3) percent of the Net Sales of Licensed Products sold by SRX and its Affiliates during such quarter in each country in the Licensed Territory in which a patent of the Licensed Patents exists or a patent application of the Licensed Patents is pending, and (b) one and one-half (1-1/2) percent of the Net Sales of Licensed Products sold by SRX and its Affiliates during such quarter in each country in the Licensed Territory in which no patent of the Licensed Patents exists or no application of the Licensed Patents is pending.

         H. By deleting paragraph 3.7 in its entirety and substituting the following therefor:

                  3.7 Royalties Paid by Sublicensees for Licensed Technology. If SRX or an Affiliate sublicenses the right to sell licensed Products pursuant to paragraph 2.2 to an entity other than an Affiliate, SRX shall pay to DR. LAKOWICZ, at the appropriate time under paragraph 3.2 and in lieu of any royalties calculated under paragraph 3.3, ten (10) percent of any Up-Front License Payment actually received by SRX or such Affiliate from the non-Affiliate sublicensee and, for sales under such sublicense of Licensed Products, fifty (50) percent of the royalties actually received by SRX or such Affiliate from the non-Affiliate sublicensee; provided, however, that if SRX or an Affiliate makes a substantial effort to develop the Licensed Technology, the amount of the royalties to be paid to DR. LAKOWICZ shall not exceed three (3) percent of the Net Sales of Licensed Products by the non-Affiliate sublicensee. For purposes of this paragraph, "substantial effort" shall be satisfied by SRX or an Affiliate engaging in any of the following: good-faith license negotiations involving the Licensed Technology, extensive marketing of the Licensed Technology, litigation involving use of the Licensed Technology and intended to produce royalties or other monetary consideration as a possible outcome; or performance or funding of activities resulting in demonstrable progress in the evolution of the Licensed Technology.

         I.       By adding the following paragraph 3.8:

                  3.8 Additional Payment. In partial consideration of the extension of the right and license granted in the Agreement to include DNA Diagnostics technology, and regardless of any obligation to pay royalties, SRX shall pay to DR. LAKOWICZ the sum of fifteen thousand dollars (US$15,000) no later than ten (10) days after DR. LAKOWICZ provides to SRX a legally binding release of all rights of the University of Maryland to the Licensed Patents of paragraph 1.1 (z) and to the Licensed Technology associated therewith, signed by an authorized official of the University of Maryland, and a written statement acknowledging that the warranties of paragraph 11.1 apply to such Licensed Patents and Licensed Technology.

         J.       By deleting paragraph 10.2(c) in its entirety.

         K. By deleting paragraph 12.13 in its entirety and substituting the following therefor:

                  12.13 Research Agreement. Until the amount paid to DR. LAKOWICZ in any calendar year pursuant to Article 3 of this Agreement exceeds two hundred fifty thousand dollars (US$250,000), SRX (either itself or through an Affiliate) agrees to fund a research program under the direction of DR. LAKOWICZ at the University of Maryland, a future employer of DR. LAKOWICZ, or any other organization designated by DR. LAKOWICZ, at a level not less than two hundred fifty thousand dollars (US$250,000) per year. Notwithstanding the foregoing, for the second year following the Effective Date (i.e., the year commencing November 22, 1996), DR. LAKOWICZ agrees that any funding requested by DR. LAKOWICZ to be made by SRX (either itself or through an Affiliate) pursuant to this paragraph shall not exceed one hundred thousand dollars (US$100,000).

         IN WITNESS WHEREOF, DR. LAKOWICZ has executed this Second Amendment and SRX has caused this Second Amendment to be executed by its duly authorized representative as of the day and year first above written.



                                    JOSEPH R. LAKOWICZ, Ph.D.



                                    /s/ Joseph R. Lakowicz
                                    -------------------------------------------


                                    SPECTRX, INC.



                                    By:   /s/ Mark A. Samuels
                                         --------------------------------------
                                         President and Chief Executive Officer